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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment to the Registration Statement (Form S-3 No. 333-108813) and related Prospectus of Inveresk Research Group, Inc. for the registration of 12,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 21, 2003 (except for Note 14, as to which the date is July 29, 2003), with respect to the consolidated financial statements of PharmaResearch Corporation included in the Current Report on Form 8-K/A of Inveresk Research Group, Inc. filed with the Securities and Exchange Commission on September 25, 2003.


                                                       /s/ Ernst & Young LLP




Raleigh, North Carolina
November 5, 2003